Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in the report on Form 20-F of which this exhibit forms a part (the “Report”).

Introduction

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information presents the historical financial information of FLAC and NewAmsterdam Pharma adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined statement of financial position as at June 30, 2022, gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined statements of profit or loss for the year ended December 31, 2021 and the six months ended June 30, 2022, give pro forma effect to the Business Combination as if it had occurred as of January 1, 2021.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This pro forma financial information should be read in conjunction with the financial statements of FLAC and NewAmsterdam Pharma which are incorporated by reference within the Report and the Proxy Statement/Prospectus sections titled “NewAmsterdam Pharma’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “FLAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Selected Historical Financial Information of NewAmsterdam Pharma,” and “Selected Historical Financial Information of FLAC”.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2021 has been prepared using the following:

•

the consolidated statement of operations for the year ended December 31, 2021 derived from the audited statement of operations for the year ended December 31, 2021 and for the period from October 7, 2020 (inception) through December 31, 2020 of FLAC and the related notes thereto incorporated by reference in the Report. The consolidated financial statements of FLAC have been prepared under U.S. GAAP with the U.S. dollar as its reporting currency; and

•

the consolidated statement of profit or loss and other comprehensive loss for the year ended December 31, 2021 derived from the audited consolidated financial statements as at December 31, 2021 and 2020 and for the two years in the period ending December 31, 2021 and the related notes thereto incorporated by reference in the Report. The consolidated financial statements of NewAmsterdam Pharma have been prepared in accordance with IFRS with Euros as its presentation currency.

The unaudited pro forma condensed combined statement of financial position as at June 30, 2022 and the unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2022 have been prepared using the following:

•

the unaudited condensed balance sheet as at June 30, 2022 and the unaudited condensed statement of operations for the six months ended June 30, 2022 derived from the condensed balance sheet as at June 30, 2022 and December 31, 2021 and the unaudited statement of operations for the six months ended June 30, 2022 and 2021 of FLAC and the related notes thereto included in the Quarterly Report on Form 10-Q filed by FLAC with the SEC on August 11, 2022. The consolidated financial statements of FLAC have been prepared under U.S. GAAP with the U.S. dollar as its reporting currency; and

•

the unaudited condensed consolidated statement of financial position of NewAmsterdam Pharma as at June 30, 2022 and the unaudited condensed consolidated statement of profit or loss and other comprehensive loss for the six months ended June 30, 2022 derived from the unaudited condensed consolidated financial statements as at and for the six months ended June 30, 2022 and 2021 and the related notes thereto incorporated by reference in the Report. The unaudited condensed consolidated financial statements of NewAmsterdam Pharma have been prepared in accordance with IAS 34 – Interim Financial Reporting with Euros as its presentation currency.

The unaudited pro forma condensed combined financial information gives effect to adjustments required to convert FLAC historical financial information to IFRS and its reporting currency to Euros.

Description of the Transaction

As further described elsewhere in the Report, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things:

•

The shareholders of NewAmsterdam Pharma contributed all outstanding shares in the capital of NewAmsterdam Pharma to Holdco in exchange for the issuance of ordinary shares in the share capital of Holdco;

•

Immediately after giving effect to the Exchange, the legal form of Holdco was converted from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap);

•	After giving effect to the Exchange, Merger Sub was merged with and into FLAC, with FLAC surviving the merger as a wholly owned subsidiary of Holdco;

•

In connection with the Merger, each issued and outstanding ordinary share of FLAC was canceled and extinguished in exchange for a claim for a Holdco Share, and such claim was then contributed into Holdco against the issuance of a corresponding Holdco Share;

•

Immediately following the Merger, each outstanding warrant to purchase a Class A ordinary share, par value $0.0001 per share, of FLAC became a warrant to purchase one Holdco Share, on the same contractual terms which resulted in the issuance of 4,767,000 Holdco Warrants;

•

Each NewAmsterdam Pharma Option that was outstanding and unexercised remained outstanding, and to the extent unvested, such option will continue to vest in accordance with its applicable terms, and at the time of the Exchange, such NewAmsterdam Pharma Options became options to purchase, and will when exercised be settled in Holdco Shares;

•

Promptly following the Merger, the Surviving Company changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”);

•	In addition to the transactions described above, 8,656,330 Holdco Shares were issued to Amgen and MTPC pursuant to their profit rights granted upon the acquisition of Dezima as described in the Proxy

Statement/Prospectus under the section titled “NewAmsterdam Pharma’s Management Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commitments—2020 SPA and Profit Right Agreement”; and

•

Following the Merger, upon the achievement of a certain clinical development milestone, Holdco will issue to the Participating Shareholders, Amgen, MTPC and the Participating Optionholders, the Earnout Shares, which in the case of the Participating Optionholders will take the form of awards of restricted stock units under the Holdco LTIP. The development milestone consists of achievement and public announcement of Positive Phase 3 Data (as defined in the Business Combination Agreement) for each of NewAmsterdam Pharma’s BROADWAY clinical trial and BROOKLYN clinical trial at any time during the Earnout Period. As a result, no Earnout Shares will be issuable if the applicable milestone is not achieved within the Earnout Period.

On July 25, 2022, concurrently with the execution of the Business Combination Agreement, FLAC and Holdco also entered into subscription agreements with certain investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase from Holdco, and Holdco agreed to issue and sell to such PIPE Investors, an aggregate of 23,460,000 Holdco Shares at $10.00 per share for gross proceeds of $234.6 million. Such Holdco Shares were issued in connection with the Closing of the Business Combination.

As of June 30, 2022, 14,301,000 Class A ordinary shares, par value $0.0001 per share, of FLAC (“FLAC Class A Ordinary Shares”) were outstanding. The FLAC Class A Ordinary Shares include (i) 13,800,00 FLAC Class A Ordinary Shares issued in FLAC’s initial public offering (the “FLAC Public Shares”) and (ii) 501,000 issued to the Sponsor as part of a private placement which closed concurrently with FLAC’s initial public offering (“FLAC Private Placement Shares”) which do not hold redemption rights. As of June 30, 2022, 3,450,000 FLAC Class B Ordinary Shares were outstanding and held by the FLAC Initial Shareholders. Redemption rights were provided to FLAC Public Shares shareholders in connection with the Business Combination. Holders of FLAC Public Shares exercised redemption rights with respect to a total of 4,565,862 shares. Based upon the balance of Investments held in Trust Account at June 30, 2022 such shares had a redemption value of €9.56 ($10.01, converted at a rate of $1.0469 per EUR) per share for a total redemption amount of €43.6 million ($45.7 million, converted at a rate of $1.0469 per EUR).

Anticipated Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, FLAC will be treated as the “acquired” company for accounting purposes. As FLAC does not meet the definition of a business under IFRS 3 – Business Combinations (“IFRS 3”), the net assets of FLAC will be stated at historical cost, with no goodwill or other intangible assets recorded. As a result of the Business Combination and related transactions, the existing shareholders of NewAmsterdam Pharma will continue to retain control through their majority ownership of Holdco.

NewAmsterdam Pharma has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

•	Former NewAmsterdam Pharma’s shareholders have the largest voting interest in Holdco;

•	Former members of NewAmsterdam Pharma’s senior management makes up a majority of the senior management of Holdco;

•	The business of NewAmsterdam Pharma comprises the ongoing operations of Holdco; and

•	NewAmsterdam Pharma is the larger entity, in terms of substantive operations and employee base.

As FLAC does not meet the definition of a business in accordance with IFRS 3, the Business Combination is accounted for within the scope of IFRS 2 – Share-based Payment (“IFRS 2”). Any excess of the fair value of Holdco Shares issued to FLAC Shareholders over the fair value of FLAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares provided by FLAC and is expensed as incurred.

Basis of Pro Forma Presentation

The adjustments presented on the pro forma condensed combined financial statements have been identified and presented to provide an understanding of NewAmsterdam Pharma upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). We have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that NewAmsterdam Pharma will experience. FLAC and NewAmsterdam Pharma have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. The unaudited pro forma condensed combined financial information gives effect to those transactions contemplated in the Business Combination Agreement and those transactions which occur as a direct result of the consummation of the Business Combination. No effect has been given to events which occurred subsequent to the end of the period presented herein which do not occur as a direct result of the consummation of the Business Combination, including:

•	Receipt of the non-refundable, non-creditable, upfront amount of €115 million from A. Menarini International Licensing S.A.

•

On November 21, 2022, Holdco granted (i) options to purchase an aggregate of 3,412,264 Holdco Shares to certain of its directors and (ii) options to purchase an aggregate of 2,244,383 Holdco Shares to certain of its executive officers (excluding awards granted to executive officers who also serve as directors). Such options each have an expiration date of ten years from the date of grant and an exercise price of $10.00.

For more information regarding significant events which occurred following the end of the period presented refer to “Note 15—Events After the Reporting Period” in the NewAmsterdam Pharma unaudited condensed consolidated financial statements as at June 30, 2021 and for the six months ended June 30, 2022 and 2021 incorporated by reference in the Report and the section titled “Compensation” in the Report.

The following table summarizes the pro forma weighted average number of Holdco Shares outstanding for each of the year ended December 31, 2021 and the six months ended June 30, 2022 based upon the actual redemption of 4,565,862 FLAC Class A Ordinary Shares:

	Year ended December 31, 2021
	(Shares)	Ownership %
Former NewAmsterdam Pharma Shareholders(1)	44.914.642	55%
Former FLAC Class A Ordinary Shares(2)	9.735.138	12%
Former FLAC Class B Ordinary Shares	3.450.000	4%
PIPE Investors(3)	23.460.000	29%

Basic and diluted(4) pro forma weighted average number of shares outstanding	81.559.780	100%

(1)

Includes an aggregate of 8,656,330 shares issued to Amgen and MTPC pursuant to 2020 Profit Rights as described in the Proxy Statement/Prospectus under the section titled “NewAmsterdam Pharma’s Management Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commitments—2020 SPA and Profit Right Agreement”.

(2)

As at December 31, 2022, FLAC had 14,301,000 FLAC Class A Ordinary Shares outstanding. The above includes 501,000 FLAC Private Placement Shares held by the Sponsor and 1,000,000 FLAC Class A Ordinary Shares held by affiliates of the Sponsor and is adjusted for the 4,565,862 FLAC Class A Ordinary Shares which were redeemed.

(3)	Includes 4,500,000 Holdco Shares subscribed for by affiliates of the Sponsor in the PIPE Financing.
(4)	Excludes 1,886,137 Earnout Shares, 4,185,358 Holdco Options and 4,600,000 and 167,000 Public Warrants and Private Warrants, respectively, as their impact is anti-dilutive.

	Six months ended June 30, 2022
	(Shares)	Ownership %
Former NewAmsterdam Pharma Shareholders(1)	44.914.642	55%
Former FLAC Class A Ordinary Shares(2)	9.735.138	12%
Former FLAC Class B Ordinary Shares	3.450.000	4%
PIPE Investors(3)	23.460.000	29%

Basic pro forma weighted average number of shares outstanding	81.559.780	100%
HoldCo Options(4)	3.666.279

Diluted(5) pro forma weighted average number of shares outstanding	85.226.059

(1)

Includes an aggregate of 8,656,330 shares issued to Amgen and MTPC pursuant to 2020 Profit Rights as described in the Proxy Statement/Prospectus under the section titled “NewAmsterdam Pharma’s Management Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commitments—2020 SPA and Profit Right Agreement”.

(2)

As at June 30, 2022, FLAC had 14,301,000 FLAC Class A Ordinary Shares outstanding. The above includes 501,000 FLAC Private Placement Shares held by the Sponsor and 1,000,000 FLAC Class A Ordinary Shares held by affiliates of the Sponsor and is adjusted for the 4,565,862 FLAC Class A Ordinary Shares which were redeemed.

(3)	Includes 4,500,000 Holdco Shares subscribed for by affiliates of the Sponsor in the PIPE Financing.
(4)	Calculated based upon the exercise of 4,185,358 Holdco Options at an exercise price of $1.22 and an average market closing price of $9.82 for the period from January 1, 2022 to June 30, 2022.
(5)	Excludes 1,886,137 Earnout Shares and 4,600,000 and 167,000 Public Warrants and Private Warrants, respectively.

PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION AS AT

JUNE 30, 2022

(UNAUDITED)

(in EUR thousands unless otherwise denoted)

	NewAmsterdam Pharma Historical IFRS	FLAC Historical U.S. GAAP		IFRS Policy and Presentation Alignment		Transaction Accounting Adjustments		Pro Forma Combined
	EUR	USD	EUR(1)		FN		FN
ASSETS
Non-Current Assets
Property, plant and equipment	175	—	—	—		—		175
Loan receivable	728	—	—	—		(728)	(4)	—
Investments held in Trust Account	—	138,133	131,945	—		(131,945)	(4)	—
Intangible assets	—	—	—	—		81,611	(8)	81,611

Total non-current assets	903	138,133	131,945	—		(51,062)		81,786

Current Assets
Trade receivables	115,000	—	—	—		—		115,000
Prepayments and other receivables	12,474	—	—	143	(2)	4,019	(10)	16,636
Cash and cash equivalents	89,478	615	588	—		279,455	(4)	369,521
Prepaid expenses	—	150	143	(143)	(2)	—		—

Total current assets	216,952	765	731	—		283,474		501,157

Total Assets	217,855	138,898	132,676	—		232,412		582,943

	NewAmsterdam Pharma Historical IFRS	FLAC Historical U.S. GAAP			IFRS Policy and Presentation Alignment		Transaction Accounting Adjustments		Pro Forma Combined
		USD		EUR(1)		FN		FN
EQUITY AND LIABILITIES
Commitments and Contingencies
Class A ordinary share subject to possible redemption, $0.0001 par value; 13,800,000 shares issued and outstanding at redemption value of $10.00 per share	—	138,033		131,849	(131,849)	(3)	—		—
Equity
Share capital	163,556	—		— *	—		426,439	(5)	589,995
Other Reserves	1,029	—		—	—		—		1,029
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at December 31, 2021 and 2020	—	—		—	—		—		—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 501,000 shares issued and outstanding (excluding 13,800,000 shares subject to possible redemption	—	—	*	—	—		—		—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,450,000 shares issued and outstanding	—	—	*	—	—		—		—
Additional paid-in capital	—	—		—	—		—		—
Retained earnings	19,837	(6,181)		(5,904)	—		(59,139)	(6)	(45,206)

Total equity	184,422	(6,181)		(5,904)	—		367,300		545,818
Non-current liabilities
Deferred revenue	7,440	—		—	—		—		7,440
Lease liability	90	—		—	—		—		90
Deferred underwriting commissions	—	4,830		4,614	—		(4,614)	(4)	—
Derivative warrant liabilities	—	381		365	—		—	(11)	365
Derivative earnout liability	—	—		—	—		6,506	(9)	6,506
Loans and borrowings	—	—		—	131,849	(3)	(131,849)	(7)	—

Total non-current liabilities	7,530	5,211		4,979	131,849		(129,957)		14,401

Current liabilities
Accounts payable	—	51		48	(48)	(2)	—		—
Accrued expenses	—	1,784		1,704	(1,704)	(2)	(4,931)	(4)	(4,931)
Loans and borrowings	—	—		—	—		—		—
Lease liability	61	—		—	—		—		61
Trade and other payables	11,782	—		—	1,752	(2)	—		13,534
Deferred revenue	14,060	—		—	—		—		14,060

Total current liabilities	25,903	1,835		1,752	—		(4,931)		22,724

Total liabilities	33,433	7,046		6,731	131,849		(134,888)		37,125

Total equity and liabilities	217,855	138,898		132,676	—		232,412		582,943

*

The financial statements of FLAC are presented in whole dollars whereas the historical financial information of FLAC in the above unaudited condensed combined statement of financial position is presented initially in thousands of dollars. FLAC Class A Ordinary Shares and FLAC Class B Ordinary Shares at June 30, 2022 are $50 and $345, respectively, as seen in FLAC’s balance sheet as of June 30, 2022 which is found elsewhere within this Proxy Statement/Prospectus. As a result of rounding these amounts are shown as zero. These amounts would be reclassified into share capital as part of adjustment (2) below and eliminated in adjustment (5) below.

Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Financial Position

The adjustments included in the unaudited condensed combined statement of financial position as at June 30, 2022 are as follows:

IFRS Policy and Presentation Alignment

(1)

The historical financial information of FLAC was prepared in accordance with U.S. GAAP and presented in USD. The historical financial information was translated from USD to EUR using the historical closing exchange rate, as of June 30, 2022, of $1.0469 per EUR.

(2)	Reflects adjustments to align FLAC historical financial statements with the presentation of NewAmsterdam Pharma financial statements.

(3)

Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of FLAC’s historical commitments and contingencies (FLAC Class A Ordinary Shares subject to possible redemption) into non-current liabilities (Loans and borrowings). Under U.S. GAAP shares of FLAC Class A Ordinary Shares are classified as temporary equity because they are redeemable at the sole discretion of the shareholder. As FLAC shareholders have the right to require FLAC to redeem the FLAC Class A Ordinary Shares and FLAC has an irrevocable obligation to deliver cash or another financial instrument for such redemption, this is reclassified from temporary equity under U.S. GAAP to other liabilities under IFRS.

Transaction Accounting Adjustments

(4)	Reflects adjustments to cash for the following items:

a.

Reflects proceeds of €88.3 million from the trust account which is calculated as €131.9 million ($138.1 million, converted at a rate of $1.0469 per EUR) of cash held in trust as at June 30, 2022, less redemption payments for 4,565,862 shares at a price of €9.56 ($10.01, converted at a rate of $1.0469 per EUR) per share, totaling €43.6 million ($45.7 million, converted at a rate of $1.0469 per EUR);

b.	The issuance of 23,460,000 Holdco Shares to PIPE Investors in exchange for €224.1 million ($234.6 million, converted at a rate of $1.0469 per EUR);
c.

Proceeds from the repayment of a loan made by NewAmsterdam Pharma to an executive which is classified on the NewAmsterdam Pharma balance sheet as a loan receivable. This loan was repaid on July 19, 2022;

d.	Payment of the deferred underwriting commission incurred in connection with the initial public offering of FLAC;
e.	Payment of estimated transaction costs incurred in connection with the Business Combination and PIPE Financing, of which €4.9 million was included in accrued expenses at June 30, 2022; and
f.

Payment of expected premium for directors’ and officers’ (“D&O”) insurance which must be obtained according to the terms of the Business Combination Agreement. The offsetting entry is seen in Prepaids and other receivables.

In EUR thousands

Proceeds from cash held in trust account after payments to redeeming shareholders	88,290
Proceeds from PIPE	224,090
Proceeds from repayment of outstanding loan to NewAmsterdam Pharma executive	728
Payment of deferred underwriting commission	(4,614)
Payment of estimated transaction costs incurred in connection with the Business Combination and PIPE Financing	(24,039)
Payment of expected premium for D&O insurance	(5,000)

Total Cash Adjustment	279,455

(5)	Reflects adjustments to share capital for the following items:

a.	The issuance of 23,460,000 Holdco Shares to PIPE Investors in exchange for €224.1 million ($234.6 million, converted at a rate of $1.0469 per EUR);
b.

The fair value of 13.2 million Holdco Shares issued in exchange for 9.7 million shares of FLAC Class A Ordinary Shares and 3.5 million shares of FLAC Class B Ordinary Shares. The fair value of such shares is calculated in the table in adjustment 6b below;

c.

As described in “Note 11—Asset Acquisition of NewAmsterdam Pharma B.V.” in the audited consolidated financial statements of NewAmsterdam Pharma Holding B.V. incorporated by reference in the Report and the Proxy Statement/Prospectus under the section titled “NewAmsterdam Pharma’s Management Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commitments—2020 SPA and Profit Right Agreement.” NewAmsterdam Pharma entered into a share purchase agreement with Amgen to acquire the assets and liabilities of Dezima which was determined to be an asset acquisition under IFRS. As part of the asset acquisition, NewAmsterdam Pharma entered into a contingent earnout, or profit right, with Amgen and a similar arrangement with MTPC. Per the contingent earnout, in the event the company raises more than €100 million in an initial public offering, Amgen and MTPC are entitled to an aggregate number of shares equivalent to 17.6% of the pre-public offering valuation. In total 44.9 million Holdco shares were issued upon the closing of the transactions contemplated by the Business Combination Agreement in exchange for all of the outstanding equity of NewAmsterdam Pharma, of which 8.7 million were issued directly to Amgen and MTPC. The fair value is based upon a share price of €9.43 ($9.87, converted at a rate of $1.0469 per EUR), the closing share price on the date of the closing of the Business Combination; and

d.

The portion of expected transaction costs incurred in connection with the Business Combination which is capitalized within share capital related to the issuance of new shares. Estimated transaction costs related to the Business Combination total €24.0 million, of which €3.6 million qualifies for capitalization within share capital and the remainder is expensed. Through June 30, 2022 €4.9 million of transaction costs have been incurred, including €1.0 million which was capitalized within prepayments and other receivables and reclassified into share capital as described in Adjustment 10 below. Approximately €19.1 million of additional transaction costs are incurred through the Closing, of which €16.5 million are expensed. Costs which qualify for capitalization, which include legal and advisor fees directly related to the equity issuance, are allocated among all Holdco Shares issued with the portion related to those shares issued to FLAC shareholders and in connection with the PIPE being capitalized.

The table below sets forth the amounts for each item described above and the total share capital adjustment amount:

In EUR thousands

Issuance of 23.5 million Holdco Shares to PIPE Investors	224,090
Issuance of 13.2 million Holdco Shares to FLAC shareholders	124,307
Issuance of 8.7 million Holdco Shares in connection with Amgen and MTPC profit rights	81,610
Portion of transaction costs incurred in connection with the Business Combination which is capitalized within share capital	(3,568)

Total Share Capital Adjustment	426,439

In addition to the transactions listed above, the following transactions are considered:

e.

36.2 million shares of Holdco were issued in exchange for all of the outstanding shares in NewAmsterdam Pharma, excluding the 8.7 million which were issued directly to Amgen and MTPC pursuant to each of their respective profit rights. The entry to record the elimination of NewAmsterdam Pharma historical share capital and the establishment of Holdco share capital offset resulting in a net impact of zero.

f.

Each NewAmsterdam Pharma Option that is outstanding and unexercised remained outstanding, and to the extent unvested, such options continue to vest in accordance with its applicable terms, and at the time of the Exchange, such NewAmsterdam Pharma Options became options to purchase, and will when exercised be settled in Holdco Shares. The NewAmsterdam Pharma Options have equal terms and value before and after the Exchange and any entry to record the Exchange as it relates to the options has a net impact of zero.

(6)	Reflects adjustments to retained earnings for the following items:

a.	The elimination of historical FLAC retained earnings;
b.

The recording of an expense in accordance with IFRS 2 for the excess of the value of the Holdco Shares issued to FLAC stockholders over the fair value of FLAC’s identifiable net assets acquired, representing a listing cost.

The share-based compensation related to the listing cost is calculated as:

In EUR thousands, unless otherwise denoted

Fair Value of shares issued to FLAC shareholders[1]	124,307
Less: FLAC net assets[2]	82,290

Share-based compensation for listing cost	42,017

[1]

Calculated as €9.43 ($9.87, converted at a rate of $1.0469 per EUR), the closing share price on the date of the closing of the Business Combination multiplied by the 13.2 million Holdco shares issued to FLAC shareholders.

[2]

Net assets of FLAC are calculated as assets minus liabilities based upon the audited financial statements of FLAC as at June 30, 2022 and adjusted to give effect to payments from the trust account to redeeming shareholders. The net asset value is converted from USD to EUR at a rate of $1.0469 per EUR.

c.

The portion of expected transaction costs incurred after June 30, 2022 in connection with the Business Combination which is expensed. Estimated transaction costs related to the Business Combination total €24.0 million, of which, €4.9 million has been incurred through June 30, 2022. Of the remaining estimated transaction costs €16.5 million are expensed. Costs which do not qualify for capitalization and are expensed as incurred include marketing fees and legal and advisor fees not directly related to the equity issuance. Costs which qualify for capitalization, are allocated among all Holdco Shares issued with the portion related to those shares issued to former NewAmsterdam Pharma shareholders being expensed. The remaining portion of qualifying costs are capitalized within share capital as seen in adjustment (5) above; and

d.

The recording of the fair value of the Earnout Shares which are allocated to Participating Shareholders (including Amgen and MTPC for this purpose) but excludes the Participating Optionholders. As per the terms of the Business Combination Agreement upon the achievement the certain clinical development milestone during the Earnout Period, Holdco will issue to the Participating Shareholders (including Amgen and MTPC for this purpose) and Participating Optionholders in total an additional 1,886,137 Holdco Shares. The Earnout Shares allocated to Participating Optionholders will take the form of restricted stock units under Holdco’s long-term incentive plan. The Participating Optionholders will vest in their restricted stock units so long as they provide continued service through the achievement of the clinical development milestone. For the avoidance of doubt, if the clinical development milestone is not achieved during the Earnout Period, but a Participating Optionholder has completed their service requirement, they will not be considered vested in the restricted stock units. There is no immediate financial impact with respect to the Participating Optionholders awards due to the uncertainty of achieving the clinical development milestone. No such service condition exists for the Shareholders awards. The Earnout Shares allocated to the Shareholders are accounted for under IAS 32 – Financial Instruments as a deemed dividend and recorded at fair value as a liability on the balance sheet as seen in adjustment (9) below.

The table below sets forth the amounts for each item described and the total accumulated loss adjustment amount:

In EUR thousands

Elimination of historical FLAC accumulated loss	5,904
Expense arising under IFRS 2 for the excess of the fair value of shares issued to FLAC stockholders over and above the fair value of FLAC’s identifiable net assets	(42,017)
Portion of transaction costs incurred after June 30, 2022 which is expensed	(16,520)
Fair value of the earnout shares allocated to shareholders	(6,506)

Total Retained Earnings Adjustment	(59,139)

(7)

Reflects adjustment to loans and borrowings to give effect to the exchange or redemption of all 13.8 million FLAC Class A Ordinary Shares subject to possible redemption. The impact to share capital is included in entry 5b above.

(8)

Reflects the recognition of an intangible asset in connection with an aggregate of 8,656,330 Holdco Shares to be issued to Amgen and MTPC pursuant to each of their respective profit rights described in footnote 5c above. As described in “Note 11—Asset Acquisition of NewAmsterdam Pharma B.V.” in the NewAmsterdam Pharma Holding B.V. consolidated financial statements incorporated by reference in the Report, NewAmsterdam Pharma has made an accounting policy election to record asset acquisitions under the cost accumulation model. The value per Holdco Share is €9.43 ($9.87, converted at a rate of $1.0469 per EUR), the closing share price on the date of the closing of the Business Combination.

(9)

Upon the achievement a certain clinical development milestone during the Earnout Period, Holdco will issue 1,886,137 Earnout Shares to the Participating Shareholders (including Amgen and MTPC for this purpose) and Participating Optionholders. 1,725,358 Earnout Shares and 160,778 Earnout Shares are allocated to Participating Shareholders and Participating Optionholders, respectively. The Earnout Shares allocated to Participating Optionholders will take the form of restricted stock units under Holdco’s long-term incentive plan. The Participating Optionholders will vest in their restricted stock units so long as they provide continued service through the achievement of the clinical development milestone. For the avoidance of doubt, if the clinical development milestone is not achieved during the Earnout Period, but a Participating Optionholder has completed their service requirement, they will not be considered vested in the restricted stock units. There is no immediate financial impact with respect to the Participating Optionholders awards due to the uncertainty of achieving the clinical development milestone. No such service condition exists for the Participating Shareholders awards. The Earnout Shares allocated to the Participating Shareholders are accounted for under IAS 32 – Financial Instruments as a deemed dividend and recorded at fair value as a liability on the balance sheet as they fail the fixed-for-fixed criteria based on the terms and conditions of the Business Combination Agreement.

(10)	Reflects adjustments to prepayments and other receivables for the following items:

a.

Payment of expected premium for directors’ and officers’ (“D&O”) insurance which must be obtained according to the terms of the Business Combination Agreement. The offsetting entry is seen in Prepaids and other receivables.

b.

Reclassification of transaction costs incurred as of the balance sheet date which qualify for capitalization. Qualifying costs were capitalized within prepayments and other receivables and are reclassified into share capital at the closing of the transactions contemplated by the Business Combination Agreement.

In EUR thousands

Payment of D&O insurance premium	5,000
Reclassification of previously capitalized transaction costs into equity	(981)

Total Prepayments and other receivables Adjustment	4,019

(11)

As a result of the closing of the transactions contemplated by the Business Combination Agreement all outstanding FLAC Warrants ceased to represent a right to acquire FLAC Class A Ordinary Shares and became a right to acquire Holdco Shares on the same contractual terms. The entry to record the deemed cancellation of FLAC Warrants and deemed issuance of Holdco Warrants results in a net impact of zero as the warrants were replaced with equal terms. The fair value of the warrants included in the pro forma condensed combined statement of financial position is derived from the fair value of the FLAC Warrants recorded in FLAC’s unaudited condensed balance sheet as at June 30, 2022. At transaction close, NewAmsterdam Pharma recorded the replacement warrants at fair value as of the closing date, with subsequent changes in fair value being recorded in the statement of profit or loss and other comprehensive loss.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments based on the statutory rate in effect for the historical periods presented given the combined entity has incurred significant losses since inception and does not expect to generate taxable income for the foreseeable future, including in fiscal year 2022.

PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

FOR THE YEAR ENDED DECEMBER 31, 2021

(UNAUDITED)

(in EUR thousands unless otherwise denoted)

	NewAmsterdam Pharma Historical IFRS	FLAC Historical (1) U.S. GAAP		IFRS Policy and Presentation Alignment		Transaction Accounting Adjustments		Pro Forma Combined
		USD	EUR(2)		FN		FN
Research and development expenses	(25,032)	—	—	—		—		(25,032)
General and administrative expenses	(4,803)	(1,366)	(1,155)	—		(67,488)	(4)	(73,446)

Total operating expenses	(29,835)	(1,366)	(1,155)	—		(67,488)		(98,478)
Finance income	9	—	—	—		—		9
Finance expense	(216)	—	—	—		—		(216)
Interest income from investments held in Trust Account	—	16	14	—		(14)	(3)	—
Change in fair value of derivative warrant liabilities	—	4,529	3,828	—		—		3,828
Break-up fee from terminated agreement	—	1,000	845	—		—		845
Net foreign exchange gain	1,443	—	—	—		—		1,443

Loss before tax	(28,599)	4,179	3,532	—		(67,502)		(92,569)
Income tax expense	—	—	—	—		—		—

Loss for the period	(28,599)	4,179	3,532	—		(67,502)		(92,569)

Attributable to:
Equity holders of the Company	(28,599)	4,179	3,532	—		(67,502)		(92,569)

Earnings / (loss) per share, basic and diluted:
Class A ordinary shares		0.24
Class B ordinary shares		0.24
Ordinary shares	(2.53)							(1.13)

Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Profit or Loss

The adjustments included in the unaudited condensed combined statement of profit or loss for the year ended December 31, 2021 are as follows:

IFRS Policy and Presentation Alignment

(1)

Certain presentation differences exist in the line items included within the historical NewAmsterdam Pharma statement of profit or loss when compared to the historical FLAC statement of operations. The following presentation differences exist between the historical FLAC statement of operations and the FLAC historical information included within the pro forma condensed combined statement of profit or loss.

•	Administrative expenses – related party have been combined with general and administrative expenses to be presented as one figure;
•	Loss from operations is shown as total operating expenses;
•

Loss before tax is calculated above, but is not included within the historical FLAC statement of operations. The amount is equal to FLAC’s historical net income as there is no income tax presented within the historical FLAC statement of operations; and

•	Net income is shown as loss for the period.

(2)

The historical financial information of FLAC was prepared in accordance with U.S. GAAP and presented in USD. The historical financial information was translated from USD to EUR using the average exchange rate over the period from January 1, 2021 through December 31, 2021, of $1.1830 per EUR.

Transaction Accounting Adjustments

(3)	Reflects the removal of interest income from investments held in the Trust Account.

(4)	Reflects adjustments to general and administrative expenses for the following items:

a.

The portion of expected transaction costs incurred after December 31, 2021 in connection with the Business Combination which are expensed. Costs which qualify for capitalization are allocated among all Holdco Shares issued with the portion related to those shares issued to former NewAmsterdam Pharma shareholders being expensed. Under this allocation method 55% of qualifying costs are expensed, as seen in adjustment 5d and 13b, in the unaudited condensed combined statement of financial position included above. This expense is not expected to have a continuing impact on the combined results.

b.

Adjustment in accordance with IFRS 2 for the excess of the value of Holdco Shares issued in exchange for the outstanding equity of FLAC over the net identifiable assets acquired. See adjustment 6c to the pro forma condensed combined statement of financial position above for details regarding the calculation of the share-based compensation expense for the listing cost. This expense is not expected to have a continuing impact on the combined results.

c.	Expense related expected annual premium for additional D&O insurance which must be obtained according to the terms of the Business Combination Agreement.

The table below set forth the amounts for each item described and the total general and administrative expense adjustment amount:

In EUR thousands

Portion of transaction costs incurred after December 31, 2021 which is expensed	(20,471)
Expense arising under IFRS 2 for the excess of the fair value of shares issued to FLAC stockholders over and above the fair value of FLAC’s identifiable net assets	(42,017)
Additional expense for expected D&O insurance costs	(5,000)

Total General and Administrative Expense Adjustment	(67,488)

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments based on the statutory rate in effect for the historical periods presented given the combined entity has incurred significant losses since inception and does not expect to generate taxable income for the foreseeable future, including in fiscal year 2022.

PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

FOR THE SIX MONTHS ENDED JUNE 30, 2022

(UNAUDITED)

(in EUR thousands unless otherwise denoted)

	NewAmsterdam Pharma Historical IFRS	FLAC Historical (1) U.S. GAAP		IFRS Policy and Presentation Alignment		Transaction Accounting Adjustments		Pro Forma Combined
		USD	EUR(2)		FN		FN
Revenue	93,500	—	—	—		—		93,500
Research and development expenses	(30,588)	—	—	—		—		(30,588)
General and administrative expenses	(9,294)	(2,335)	(2,137)	—		1,451	(4)	(9,980)

Total operating expenses	(39,882)	(2,335)	(2,137)	—		1,451		(40,568)
Finance income	10	—	—	—		—		10
Finance expense	(185)	—	—	—		—		(185)
Interest income from investments held in Trust Account	—	116	106	—		(106)	(3)	—
Change in fair value of derivative warrant liabilities	—	2,431	2,225	—		—		2,225
Break-up fee from terminated agreement	—	—	—	—		—		—
Net foreign exchange gain	1,070	—	—	—		—		1,070

Profit before tax	54,513	212	194	—		1,345		56,052
Income tax expense	—	—	—	—		—		—

Profit for the period	54,513	212	194	—		1,345		56,052

Attributable to:
Equity holders of the Company	54,513	212	194	—		1,345		56,052

Earnings / (loss) per share:
Class A ordinary shares – basic and diluted		0.01
Class B ordinary shares – basic and diluted		0.01
Ordinary shares – Basic	3.20							0.69
Ordinary shares - Diluted	2.87							0.66

The adjustments included in the unaudited condensed combined statement of profit or loss for the six months ended June 30, 2022 are as follows:

IFRS Policy and Presentation Alignment

(1)

Certain presentation differences exist in the line items included within the historical NewAmsterdam Pharma statement of profit or loss when compared to the historical FLAC statement of operations. The following presentation differences exist between the historical FLAC statement of operations and the FLAC historical information included within the pro forma condensed combined statement of profit or loss.

•	Administrative expenses – related party have been combined with general and administrative expenses to be presented as one figure;
•	Loss from operations is shown as total operating expenses;
•

Loss before tax is calculated above, but is not included within the historical FLAC statement of operations. The amount is equal to FLAC’s historical net income as there is no income tax presented within the historical FLAC statement of operations; and

•	Net income is shown as loss for the period.

(2)

The historical financial information of FLAC was prepared in accordance with U.S. GAAP and presented in USD. The historical financial information was translated from USD to EUR using the average exchange rate over the period from January 1, 2022 through June 30, 2022, of $1.0929 per EUR.

Transaction Accounting Adjustments

(3)	Reflects the removal of interest income from investments held in the Trust Account.

(4)	Reflects adjustments to general and administrative expenses for the following items:

a.	Expense related expected annual premium for additional D&O insurance which must be obtained according to the terms of the Business Combination Agreement.
b.

Elimination of transaction costs expensed in the current period which are recognized in the transaction accounting adjustments within the pro forma income statement for the year ended December 31, 2021.

The table below set forth the amounts for each item described and the total general and administrative expense adjustment amount:

In EUR thousands

Additional expense for expected D&O insurance costs	(2,500)
Elimination of transaction costs incurred in the current period	3,951

Total General and Administrative Expense Adjustment	1,451

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments based on the statutory rate in effect for the historical periods presented given the combined entity has incurred significant losses since inception and does not expect to generate taxable income for the foreseeable future, including in fiscal year 2022.

Net Loss Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issued relating to the Business Combination have been outstanding for the entirety of the period presented.

Year ended December 31, 2021
Net loss attributable to equity holders of the company (in EUR thousands)	(92,569)
Basic and diluted pro forma weighted average number of shares outstanding[1]	81,559,780
Net loss per share attributable to equity holders of the company, basic and diluted	(1.13)

[1]	Excludes 1,886,137 Earnout Shares, 4,185,358 Holdco Options and 4,600,000 and 167,000 Public Warrants and Private Warrants, respectively.

Six months ended June 30, 2022
Earnings attributable to equity holders of the company (in EUR thousands)	56,052
Basic pro forma weighted average number of shares outstanding	81,559,780
Diluted pro forma weighted average number of shares outstanding[1]	85,226,059
Earnings per share attributable to equity holders of the company, basic	0.69
Earnings per share attributable to equity holders of the company, diluted	0.66

[1]	Excludes 1,886,137 Earnout Shares and 4,600,000 and 167,000 Public Warrants and Private Warrants, respectively.